Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

FIRST ADDENDUM TO MANUFACTURING SERVICES AGREEMENT

Keryx Biopharmaceuticals, Inc. (“CUSTOMER”) and Norwich Pharmaceuticals, Inc. (“NPI”) have entered into a Manufacturing Services Agreement as of January 17, 2014 (“MSA”). CUSTOMER and NPI hereby agree to revise the MSA to include the items set forth in this first addendum, dated October 24, 2014 (“First Addendum”), as follows:

All capitalized terms, unless defined herein, have the meaning set forth in the MSA.

A. API Availability

For clarity, CUSTOMER acknowledges that if CUSTOMER must cancel or reschedule a Batch due to failure to delivery API within the time required by Section 3.2(a) of the MSA, unless otherwise agreed to in writing by NPI, the cancellation fees set forth in Article 5 of the MSA will apply.

B. Blend Iron Assay Testing

CUSTOMER implemented a Blend Iron Assay test following the completion of the blending stage to determine if the batch proceeds to the compression stage. CUSTOMER will be responsible for the Price of any Batch, and costs associated with API and applicable destruction fees, for NPI’s Manufacturing Services performed through the blending stage in the event that the Batch fails Blend Iron Assay process control testing (i.e., a failure is outside of the *-*% range). Notwithstanding the foregoing, if any such Batch fails Blend Iron Assay process control testing, NPI will provide CUSTOMER with all related documentation (batch records, lab notebooks, and investigation reports pertaining to such Batch, as per the executed Quality agreement.

C. Bulk Hold Studies

CUSTOMER’s process for the Product does not include any bulk hold stability studies, including but not limited to bulk hold granulation stability, bulk hold blend stability, bulk hold core tablets stability and bulk hold finished product stability (“Stability Testing”), therefore, Keryx hereby agrees to be responsible to NPI for the Price for the Batch, and costs associated with API and applicable destruction fees, for NPI’s Manufacturing Services in the event that the applicable Batch does not meet Specifications relating to stability.

D. *:

Product is known to experience * relating to the physical properties of the API, which could result in failure of Product to conform to Specifications such as * even though *. Therefore, CUSTOMER agrees that it will be responsible for the Price of any Batch, and costs associated with API and applicable destruction fees, for any Batch requiring additional labor or that has been rejected for failure to meet such applicable Specifications.

*	Confidential material redacted and filed separately with the Commission.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this First Addendum as of the date first written above.

Norwich Pharmaceuticals, Inc.

By:

Name:	John Bender

Title:	VP, Commercial Operations

Keryx Biopharmaceuticals, Inc.

By:

Name:	Ron Bentsur

Title:	CEO